Exhibit 99.1

Safety Shot Announces Powerful Data Analysis From Recent Clinical Trial Confirming Dramatic Reduction of Blood Alcohol Content

First-of-its-kind wellness company Safety Shot announces clinical trials solidifying the brand’s dietary supplement’s ability to significantly reduce Blood Alcohol Content

JUPITER, FL, August 12, 2024 – Safety Shot, Inc. (Nasdaq: SHOT) (the “Company”), the revolutionary wellness and dietary supplement company dedicated to the promotion of responsible consumption of alcohol, announces significant new findings from a recent clinical trial conducted at The Center for Applied Health Sciences (“CAHS”). The double-blind, randomized, placebo-controlled study evaluated the acute impact of Safety Shot on consumer’s Blood Alcohol Content (“BAC”), successfully demonstrating remarkable and statistically significant results in various measures related to alcohol consumption and the subsequent rapid reduction of BAC.

The study found that within 30 minutes [of the consumption of Safety Shot], monitored participants reported a highly significant drop in BAC and peak changes in several of the markers responsible for the metabolism of alcohol. Participants between the ages of 24 and 46 with bodyweight ranging between 95 and 225 lbs. showed a dramatic and remarkable difference of 30%-50% faster in the rate at which alcohol was reduced and cleared from the body with the consumption of Safety Shot over the placebo. Participants continued to see measurable drops in successive 30-minute increments, indicating Safety Shot’s proprietary blend of vitamins, minerals and botanical ingredients is clinically proven as the world’s first formula to aid in the rapid reduction of alcohol within the body.

“This marks a significant change in consumer behavior by providing a safer experience to consume alcohol, as well as better controlled drinking habits to allow for a healthier and more enjoyable environment for the consumer. We are thrilled to finally share the news that after nearly a decade of research and development, our study has successfully confirmed what we have seen in many of our own non-clinical trials” said Chief Operations Officer and co-inventor, David Sandler. “These results are revolutionizing the wellness space as we continue to pioneer the world’s most innovative functional beverages,” continued Sandler.

Key Findings:

●	Breath Alcohol Content: Safety Shot proved to consistently lower breath alcohol content at all measured time points compared to the placebo.
●	Blood Alcohol Content: The study found significant improvements in BAC in the area under the curve (AUC) and maximum concentration (Cmax) for ethanol, acetaldehyde, and aldehyde dehydrogenase levels, favoring Safety Shot.
●	Physical Results: Trial participants reported significantly less head discomfort, reduced fatigue, increased energy levels, improvements in concentration and reduced feelings of tiredness at multiple time points throughout the study.

These groundbreaking findings indicate Safety Shot’s efficacy in supporting user metabolism to reduce BAC and ultimately enhance subjective feelings of well-being and physiological responses post-alcohol consumption. The study’s results are currently being compiled into a manuscript, which will be submitted to a biomedical journal for peer review and publication.

Dr. Tim Ziegenfuss, CEO of CAHS stated, “These results are highly encouraging, showcasing Safety Shot’s potential as a beneficial supplement for individuals consuming alcohol. The observed reductions in breath and blood alcohol levels, along with the improvements in subjective feelings and physiological measures, highlight the promise of Safety Shot in supporting better outcomes in post-alcohol consumption.”

For more information about Safety Shot and the full details of the study, please visit www.drinksafetyshot.com.

About Safety Shot, Inc.

Safety Shot, Inc. a wellness and dietary supplement company dedicated to the promotion of responsible drinking, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants and bars throughout 2024.

About CAHS

The Center for Applied Health Sciences is an industry leading CRO (Contract Research Organization) that is committed to providing cost-effective, customized research solutions to suit the needs of natural products, dietary supplements, functional food and beverage industries. www.thecahs.com

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on April 1, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com